EXHIBIT 99.1

Concur Technologies Appoints Robert T. Abele to Board of Directors

Financial Services Veteran Brings Nearly 30 Years of Management and Operations Expertise to Company

REDMOND, Wash., March 8, 2006 – Concur Technologies, Inc. (NASDAQ: CNQR), the world’s leading provider of business services that automate Corporate Expense Management, today announced the appointment of Robert T. Abele to its Board of Directors. Abele currently serves as president of Corporate Payment Systems for U.S. Bancorp, a global leader in Corporate, Government, Purchasing, Fleet, and Aviation cards, as well as business-to-business payment services.

“With the addition of Rob to the board, we have assembled a world class board of directors that brings a wealth of operating experience in the technology and financial services industries,” said Steve Singh, Concur’s chairman and chief executive officer. “With the growing customer adoption of on-demand applications, the line between technology companies and business services companies continues to blur. Rob’s experience and background will serve our company well in the years ahead.”

“Concur is setting the agenda and is the clear market leader in Corporate Expense Management,” Abele said. “The outsourced expense management and travel management market can be a multi-billion dollar market. Given its leadership position, Concur has the opportunity to be the ADP of the Corporate Expense Management market. I look forward to working with Steve and the Concur board of directors to execute against that opportunity.”

About Concur Technologies, Inc.

Concur Technologies, Inc. is the world’s leading provider of on-demand business services that automate Corporate Expense Management (CEM). Concur’s integrated suite of on-demand CEM services enables organizations of all sizes to automate and control spending — driving the costs out of the expense reporting and corporate travel booking processes while providing enhanced visibility and actionable expense analysis. Concur’s services reach millions of employees across thousands of organizations around the world — streamlining business processes, reducing operating costs and improving internal controls — while empowering companies to apply greater insight into their spending patterns. More information about Concur is available at www.concur.com.

# # #

Press Contact:

Jeff Pecor, Barokas Public Relations, 206-264-8220, jeff@barokas.com